Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Shelton Greater China Fund:

We consent to the use of our report dated February 28, 2011, with respect to the financial statements of Shelton Greater China Fund (formerly the Taiwan Greater China Fund) as of and for the year ended December 31, 2010, incorporated in this Registration Statement by reference and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Services” in the Statement of Additional Information.

 /s/ KPMG LLP

Boston, Massachusetts
September 22, 2011